EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221617) pertaining to the Colony Starwood Homes Equity Plan and the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan and Registration Statement (Form S-8 No. 333-215842) pertaining to the 2017 Omnibus Incentive Plan of Invitation Homes Inc. of our reports dated February 28, 2017 with respect to the consolidated financial statements and schedule of Starwood Waypoint Homes (formerly Colony Starwood Homes), and the effectiveness of internal control over financial reporting of Starwood Waypoint Homes, incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 16, 2017